UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SOLARWINDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2013

To the Stockholders of SolarWinds, Inc.:

The annual meeting of stockholders for SolarWinds, Inc. (“we,” “us,” or the “Company”) will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, U.S.A. 78701-4039, on Thursday, May 9, 2013 at 8:30 a.m. local time. The purposes of the meeting are:

1.	To elect two Class I directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Two);

3.	To approve, on a non-binding basis, the compensation of the named executive officers (Proposal Three);

4.	To provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three (Proposal Four); and

5.	To transact such other business as may properly come before the annual meeting.

Our board of directors (the “Board”) has fixed the close of business on March 14, 2013 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about March 28, 2013.

Our annual meeting will be webcast on our website at http://ir.solarwinds.com. The webcast will begin at 8:30 a.m. Central Time on May 9, 2013 and an archived copy of the webcast will be available on our website for at least 30 days thereafter.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 9, 2013: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

Kevin B. Thompson

President, Chief Executive Officer and Director

Austin, Texas

Date: March 28, 2013

SOLARWINDS, INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 9, 2013

SOLARWINDS, INC.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(512) 682-9300

PROXY STATEMENT

FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, U.S.A. 78701-4039, on Thursday, May 9, 2013 at 8:30 a.m. local time. On March 28, 2013, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials (“Notice”).

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail that such materials are available. As a result, you have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

What is the purpose of these materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders and gives you information on these issues so that you can make an informed decision.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of SolarWinds, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint Kevin B. Thompson and Michael J. Berry as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. Consequently, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Who is entitled to vote?

Holders of our common stock at the close of business on March 14, 2013 are entitled to vote. March 14, 2013 is referred to as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 9, 2013 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, between the hours of 9:00 a.m. and 5:00 p.m. local time.

To how many votes is each share of common stock entitled?

Holders of common stock are entitled to one vote per share. On the record date, there were 75,111,410 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” In this case, the Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.

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Through the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 8, 2013. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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By telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 8, 2013. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting, if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting.

If you hold shares in “street name” through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you. You must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to Corporate Secretary, SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746; or

•	voting in person at the annual meeting.

If you are a street name holder, you may do this by:

•	submitting new voting instructions in the manner provided by your bank, broker or other custodian; or

•	obtaining a “legal proxy” from your bank, broker or other custodian in order to vote your shares at the annual meeting

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.

On what items am I voting?

You are being asked to vote on four items:

•	the election of two Class I directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2016 annual meeting of stockholders (Proposal One);

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2013 (Proposal Two);

•	the approval, by non-binding vote, of the compensation of the named executive officers (Proposal Three); and

•

the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three (Proposal Four).

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR ALL to vote for the election of both nominees for director;

•	vote WITHHOLD ALL to withhold authority to vote for the election of both nominees for director; or

•	vote FOR ALL EXCEPT to withhold authority to vote for any individual director nominee.

The two nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a director resignation policy for directors. This policy states that in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election at a meeting of stockholders shall promptly tender his or her resignation to the Board following certification of the election results. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept an incumbent director nominee’s resignation. Our full director resignation policy is set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.

Abstentions and broker non-votes are not votes cast and will have no effect on the outcome.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote for the non-binding approval of the compensation of the named executive officers, and how many votes must the proposal receive to pass?

With respect to the proposal to approve, on a non-binding basis, the compensation of the named executive officers, or the Say on Pay vote, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting is required to approve the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement. However, the vote to approve the compensation paid to our named executive officers is an advisory vote only and, therefore, the result of that vote will not be binding on our Board or Compensation Committee. Our Compensation Committee will, however, consider the outcome of the vote when determining future executive compensation arrangements. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not votes cast and will have no effect on the outcome.

How may I vote for the adjournment or postponement of the annual meeting, and how many votes must the proposal receive to pass?

With respect to the proposal adjourn or postpone the annual meeting, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The adjournment or postponement of the annual meeting must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The Board recommends a vote:

•	FOR both director nominees;

•	FOR the ratification of the appointment of our independent registered public accountants;

•	FOR the approval, on a non-binding basis, of the compensation of the named executive officers; and

•	FOR the adjournment or postponement of the annual meeting, if necessary.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the above-listed Board recommendations.

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a shareholder of record and you either:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If your shares are held in street name and you do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. Proposals One, Three and Four in this proxy statement are considered “non-routine matters.” If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:

•	Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “WITHHELD” with respect to a nominee’s election and thus will have no effect.

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Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

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Proposal Three: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

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Proposal Four: Abstentions will be counted towards the vote total and will have the same effect as votes against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the bank or broker that holds your shares by carefully following the instructions provided in the Notice.

What do I need to show to attend the annual meeting in person?

For beneficial owners of shares held in street name, you will need proof of your share ownership and a form of photo identification. Proof of share ownership may be a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of March 14, 2013. For stockholders of record, you will need a copy of your Notice of Internet Availability of Proxy Materials or proxy card and photo identification. If you do not have the above-listed materials, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

How can I submit a proposal for the 2014 annual meeting?

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2014 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than November 28, 2013. Stockholder proposals received after the close of business on November 28, 2013 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2014 annual meeting.

Requirements for Stockholder Proposals to Be Brought Before the 2014 Annual Meeting of Stockholders. Notice of any proposal that you intend to present at the 2014 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2014 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Thursday, May 9, 2013

This proxy statement and our Annual Report to Stockholders are available online at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our Board is currently comprised of seven (7) directors and is divided into three classes with staggered three-year terms. The Board currently has two directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class I directors, J. Benjamin Nye and Kevin B. Thompson, will expire at this year’s annual meeting. The term of office of our Class II directors, Mark Bonham, Steven M. Cakebread and Roger J. Sippl, will expire at the 2014 annual meeting of stockholders. The term of office of our Class III directors, Ellen F. Siminoff and Lloyd G. Waterhouse, will expire at the 2015 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Class I Directors at the Annual Meeting

Listed below are this year’s nominees for election to the Board as Class I directors. If elected, each nominee will serve for a term of three years expiring at the 2016 annual meeting of stockholders, or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
J. Benjamin Nye	47	Director	December 2005
Kevin B. Thompson	47	Director, President and Chief Executive Officer	March 2010

J. Benjamin Nye is a Managing Director and leads the technology and infrastructure investing efforts for Bain Capital Venture Partners, LLC, which he joined in October 2004. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. Mr. Nye served as the Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., an application performance management company, where Mr. Nye joined in January 2000 and helped the company through its initial public offering and growth from $10 million to $100 million in revenue prior to its acquisition by VERITAS Software Corporation for $640 million in June 2003. He also serves on the boards of directors of several private companies, including Appneta, AppAssure, Rapid7 and VMTurbo. Mr. Nye has been awarded the “Exceptional Service Award” for his tenure as a political appointee in the U.S. Department of the Treasury working for Lloyd Bentsen and Robert Rubin. He also served as a consultant in the strategy group at Mercer Management Consulting. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, make him well-qualified to serve as a Director.

Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a privately-held business intelligence software company, from August 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., a publicly-traded enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite, Inc. (NYSE: N). We believe that Mr. Thompson’s financial and business expertise and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a Director.

Required Vote and Recommendation of the Board for Proposal One

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of our Class I directors. You may vote “FOR” or “WITHHOLD” on each of the two nominees for election as director.

The two nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the Board as Class I directors. Abstentions and broker non-votes are not votes cast and will have no effect on the outcome.

Our director resignation policy in our Corporate Governance Guidelines states that in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election at a meeting of stockholders shall promptly tender his or her resignation to the Board following certification of the election results. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept an incumbent director nominee’s resignation. Our full director resignation policy is set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.

Our Board recommends that you vote FOR Mr. Nye and Mr. Thompson.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Mark Bonham	53	Director	February 2010
Steven M. Cakebread	61	Director	January 2008
Roger J. Sippl	58	Director	March 2010
Ellen F. Siminoff	45	Director	June 2008
Lloyd G. Waterhouse	61	Director	May 2010

Class II Directors (Terms Expire in 2014)

Mark Bonham is currently a partner with SageCreek Partners LLC, a “mentor capital” and business consulting company. From July 2007 to September 2008, he practiced law at Ray Quinney & Nebeker, a leading Salt Lake City law firm, where he was a member of the Technology Committee and Chair of the Venture Section. For the preceding twenty years, Mr. Bonham was an associate and, then, a partner at Wilson Sonsini Goodrich & Rosati, a leading Silicon Valley-based law firm, where he served at various times as a member of the Hiring (lead partner), WS Investments, Technology, Compensation and Knowledge Management (co-chair) Committees in addition to his corporate and securities practice. Mr. Bonham received a B.A. in economics from Brigham Young University and a J.D. from Harvard Law School. We believe that Mr. Bonham’s legal, financial, corporate governance knowledge and business expertise, including his experience acting as an advisor to many private and public technology companies, make him well-qualified to serve as a Director.

Steven M. Cakebread will serve as Chief Financial Officer and Chief Administrative Officer of D-Wave Systems, Inc., a commercial quantum computing company, effective April 1, 2013. From March 2010 to December 2012, he served as the Chief Financial Officer of Pandora Media, Inc. (NYSE: P), a publicly-traded Internet radio company. From February 2009 to August 2009, he served as the Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Xactly Corporation, a provider of on-demand sales performance management software, where he was responsible for financial operations, legal, information technology, facilities and human resources. From February 2008 to January 2009, Mr. Cakebread served as the President and Chief Strategy Officer of salesforce.com (NYSE:CRM), a publicly-traded software company that provides customer relationship management services, and as Executive Vice President and Chief Financial Officer of salesforce.com from May 2002 to February 2008. In his various positions at salesforce.com, Mr. Cakebread was responsible for managing the company’s global financial staff and initiatives and evaluating its software service deliverability. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice

President and Chief Financial Officer at Autodesk, a software company. From April 1992 to April 1997, he was Vice President of Finance for Silicon Graphics World Trade, a subsidiary of a company that developed high-performance computing and data management hardware and software. Mr. Cakebread received a B.S. from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of ServiceSource (NASDAQ: SREV), Financialforce.com and Exponential Interactive. We believe that Mr. Cakebread’s considerable management, operational and financial expertise, including a deep understanding of public company accounting principles and financial reporting rules and regulations, and his insight into opportunities and challenges facing global technology companies fostered as a senior officer of various software companies make him well-qualified to serve as a Director.

Roger J. Sippl has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software, and served on its board from 1990 to 1998. The Vantive Corporation was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of Support.com from 1999 to 2003 and Interwoven from April 2007 until it was acquired by Autonomy Corporation plc in March 2009. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley. We believe that Mr. Sippl’s business experience as a director and senior officer in several technology companies and his expertise in software in particular make him well-qualified to serve as a Director.

Class III Directors (Terms Expire in 2015)

Ellen F. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website, since March 2008. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She also serves on the board of directors of Zynga, Inc. (NASDAQ: ZNGA), U.S. Auto Parts Networks, Inc. (NASDAQ: PRTS), Journal Communications, Inc. (NYSE: JRN) and various private companies. We believe that Ms. Siminoff’s financial, business and marketing skills with software companies acquired as a director and senior officer of technology companies make her well-qualified to serve as a Director.

Lloyd G. Waterhouse is currently the Chief Executive Officer of McGraw-Hill Education, and has previously served as Chief Executive Officer and President of Harcourt Education, a global education company, from September 2006 until January 2008 and served as an independent director and consultant from August 2004 to September 2006. From April 2001 to July 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. During the past five years, he was also a director of ITT Educational Services, Inc., Ascend Learning, LLC, Digimarc Corporation, i2 Technologies, Inc. and Atlantic Mutual Insurance Companies. Mr. Waterhouse was named a National Association of Corporate Directors Fellow in 2012. We believe that Mr. Waterhouse’s experience as a senior executive, particularly with software companies, and as a director, including his being a public company director for over ten years, make him well-qualified to serve as a Director.

CORPORATE GOVERNANCE

Board Leadership

Currently, we do not have a Chairman of the Board. In the meantime, our Lead Independent Director, Steven M. Cakebread, acts as chairperson for regular meetings in addition to his role as chairperson of the executive sessions of the independent directors of the Board. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. The Lead Independent Director also provides management with input regarding schedule and agenda items for Board and committee meetings and information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director.

Because all but one of the Company’s Board members is an independent director, we believe that our Lead Independent Director handles many of the responsibilities of a Chairman of the Board and also promotes efficient communication throughout the Board and allows us to make decisions efficiently to properly serve our stockholders. Therefore, we do not believe, at this time, a Chairman of the Board is necessary.

Risk Oversight

Our business is subject to various types of risk, including competitive, technological, legal, personnel, financial and many others. While no one can foresee and eliminate every risk of negative events, our Board is charged with, among other things, overseeing our risk management processes implemented by management and ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Our Board believes that each of our directors other than Mr. Thompson is independent under the rules of the NYSE and the Board believes that this independence provides effective oversight of management. The Board regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of operational, financial, legal and regulatory risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to our Corporate Governance Guidelines, each committee consists entirely of directors who meet the requirement for independence under applicable NYSE and SEC rules as further described below under the caption “Director Independence.” Our Board has adopted a charter for each committee that is available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. We believe that each of our committee charters and the functioning of each committee comply with the applicable requirements of the NYSE and SEC rules and regulations.

The table below lists the current membership of each committee and the number of committee meetings held in 2012.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark Bonham	Member		Chairman
Steven M. Cakebread	Chairman
J. Benjamin Nye		Chairman
Ellen F. Siminoff		Member	Member
Roger J. Sippl	Member	Member
Lloyd G. Waterhouse	Member		Member

Number of Meetings held in 2012	9	7	4

The primary responsibilities of each committee are described below.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates our independent auditors’ qualifications, independence and performance;

•	determines the engagement of our independent auditors;

•	pre-approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitors the performance of the Company’s internal audit function and independent auditors;

•	monitors the rotation of partners of our independent auditors on our engagement team;

•	monitors the Company’s compliance with legal and regulatory requirements;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303A.02 of the NYSE listing standards and the requirements of Rule 10A-3(1) under the Exchange Act. In addition, each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002 and fulfills the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards.

Compensation Committee

The Compensation Committee has the general responsibility of overseeing our compensation and benefit programs, including the following:

•	overseeing our compensation philosophy;

•	reviewing and recommending plans and policies relating to compensation and benefits of our executive officers, employees and outside directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on their evaluations;

•	preparing the compensation discussion and analysis and report of the Compensation Committee that the SEC requires in our annual proxy statements;

•	reviewing, approving and making recommendations to our Board regarding our equity compensation plans and administering the same; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Each member of our Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and assists our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	oversees and evaluates the qualifications and performance of the members of our Board and management;

•	identifies and recommends individuals who are qualified to become members of the Board as needed;

•	develops and recommends to the Board our corporate governance principles;

•	reviews potential conflicts of interest of members of the Board and executive officers;

•	oversees compliance by the Board and its committees with applicable laws and regulations;

•	reviews and assesses the composition and performance of our Board and its committees; and

•	administers our Code of Business Conduct and Ethics.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law, including the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and those of the NYSE. The Nominating and Governance Committee annually reviews the independence of each Board nominee, conducts a periodic review of the independence of the other members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of the members of the Board except for Mr. Thompson, our President and Chief Executive Officer, satisfies the independence criteria set forth in the applicable NYSE listing standards and SEC rules, each of the members of our Audit Committee satisfies the enhanced criteria applicable to members of the Audit Committee set forth in the applicable NYSE listing standards and SEC rules and each of the members of our Compensation Committee satisfies the enhanced criteria applicable to members of the Compensation Committee set forth in the applicable NYSE listing standards and SEC rules. Furthermore, each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Mr. Thompson could not be independent because he is a Company employee.

With respect to our non-employee directors, the Board considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•

No non-employee director is an employee of our independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of our independent accountants, or was within the last three years, a partner or employee of our independent accountants and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•

None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•

No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members); and

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us.

Communications to the Board of Directors

Stockholders and any other interested parties may communicate with the members of the Board by sending a letter to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746 or a fax to (512) 682-9301. Our Corporate Secretary reviews all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member of the Board, or if none is specified, to the Chairman of the Board (or director acting in such capacity at the time).

Director Nomination Procedures

The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating and Governance Committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The Committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures and requirements set forth in our bylaws. To have a candidate considered by the Nominating and Governance Committee, in accordance with our bylaws, a stockholder must submit a recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate: accomplishment in his or her field; an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines: a candidate’s specific experiences and skills; industry background and knowledge; time availability in light of other commitments; potential conflicts of interest; interpersonal skills and compatibility with the Board; ability to complement the competency and skills of the other Board members; and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.

Board Meetings and Attendance

The Board held five (5) meetings in 2012. During 2012, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our current directors attended our 2012 annual stockholder meeting.

Non-Employee Director Compensation

The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no additional compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Compensation Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors with our stockholders and, by vesting over time, to create an incentive for continued service on the Board.

2012 Director Compensation Plan

In September 2011, our Compensation Committee engaged Compensia, a third-party compensation consultant to review our director compensation plan. Compensia conducted a review of our director compensation plan, summarized recent trends in director compensation, and recommended certain revisions. The Compensation Committee, with the assistance of Compensia, selected the following companies to be our 2012 peer group (“2012 Peer Group”) based on a number of factors, including market capitalization, revenue, industry, growth rate, operating margin in conjunction with revenue growth rate, complexity of operations and tenure as a publicly-traded company:

Advent Software, Inc.	Pegasystems Inc.
athenahealth, Inc.	Qlik Technologies Inc.
CommVault Systems, Inc.	RealPage, Inc.
Concur Technologies, Inc.	RightNow Technologies, Inc.
Constant Contact, Inc.	Sourcefire, Inc.
Fortinet, Inc.	SuccessFactors, Inc.
NetSuite Inc.	Taleo Corporation
OpenTable, Inc.	The Ultimate Software Group, Inc.

Based on the recommendations of Compensia and the comparison of our performance versus the performance of the 2012 Peer Group, the Compensation Committee determined that, as it concluded the prior year, that our directors should have a total compensation package consistent with the 75th percentile of the 2012 Peer Group’s director compensation programs. Based on this determination, Compensia recommended that our director compensation plan be amended to (1) increase the value of the annual grant of equity, (2) change the equity grant to a mix of stock options and RSUs, and (3) increase the annual retainers for the Board members, Committee Chairs, and lead director. Therefore, based on Compensia’s recommendations, the Compensation Committee recommended and the Board approved the following director compensation plan for all non-employee directors, effective May 17, 2012 (all retainers are annual amounts paid quarterly):

General Board member retainer	$40,000
Lead director retainer	$20,000
Outside chair retainer	$20,000
Audit Committee Chair retainer	$26,000
Compensation Committee Chair retainer	$16,000
Nominating and Governance Committee Chair retainer	$12,000
Audit Committee member retainer	$13,000
Compensation Committee member retainer	$10,000
Nominating and Governance Committee member retainer	$6,000
Initial equity grant	$360,000 value (50% stock options and 50% restricted stock units) (1)(2)
Annual equity grant	$240,000 (50% stock options and 50% restricted stock units) (1)(3)

(1)	The value of the stock options will be determined as of the date of grant using the Black-Scholes option-pricing model. All options granted shall have an exercise price equal to the closing price per share of our common stock on the date of grant.
(2)

The grants are awarded on or about the date on which each person first becomes a non-employee director. This initial equity grant applies only to non-employee directors becoming a director after the date of adoption of the revised director compensation plan. One-third of each stock option vests on the first anniversary of the grant date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. One-third of each restricted stock unit vests on each of the first three anniversaries of the vesting commencement date, subject to continued service through each applicable date.
(3)	The grant is awarded to continuing directors on the date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. Each equity award will fully vest on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, whichever is earlier, subject to continued service through the applicable date.

2013 Director Compensation Plan

In August 2012, our Compensation Committee engaged Compensia to conduct a review of our director compensation plan and compensation programs at comparable companies. Our Compensation Committee selected a group of comparable companies based on a number of factors, including market capitalization, industry, revenue, growth rate, operating margin in conjunction with revenue growth rate, complexity of operations and tenure as a publicly-traded company. These companies (“2013 Peer Group”) included the following:

athenahealth, Inc.	NetSuite Inc.
CommVault Systems, Inc.	Qlik Technologies Inc.
Concur Technologies, Inc.	RealPage, Inc.
Cornerstone OnDemand, Inc.	Red Hat, Inc.
Fortinet, Inc.	Riverbed Technology, Inc.
Guidewire Software, Inc.	ServiceNow, Inc.
HomeAway, Inc.	Sourcefire, Inc.
Jive Software, Inc.	Splunk Inc.
LinkedIn Corporation

In order to maintain the total compensation for certain directors at approximately the 75th percentile for directors in the 2013 Peer Group, Compensia recommended that we increase the amount of the lead director retainer and that we otherwise maintain the director compensation plan that we adopted in 2012. Our Compensation Committee recommended, and our Board approved, increasing the lead director retainer amount to $25,000, with such increase effective on the date of the 2013 annual meeting. The other terms of our director compensation plan remained the same as those in the 2012 director compensation plan.

Non-Employee Director Compensation Table for Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Mark Bonham	$62,938	$120,013	$119,975	$302,926
Steven M. Cakebread	83,375	120,013	119,975	323,363
Jeffrey L. Horing (2)	17,813	—	—	17,813
J. Benjamin Nye	55,625	120,013	119,975	295,613
Ellen F. Siminoff	55,906	120,013	119,975	295,894
Roger J. Sippl	57,188	120,013	119,975	297,176
Lloyd G. Waterhouse	57,781	120,013	119,975	297,769

(1)

The amounts reported in these columns represent the aggregate grant date fair value of the stock awards and option awards. For option awards, the amount is computed in accordance with Financial Accounting

Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2012 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC. The outstanding stock awards and option awards held by each of the listed individuals as of December 31, 2012 are as follows:

Director Name	Outstanding Stock Awards	Outstanding Option Awards
Mark Bonham	3,724	17,487
Steven M. Cakebread	2,664	32,450
J. Benjamin Nye	2,664	25,769
Ellen F. Siminoff	2,664	62,450
Roger J. Sippl	3,579	31,369
Lloyd G. Waterhouse	3,751	34,272

(2)	Mr. Horing resigned from the Board effective as of May 17, 2012. The amount reported in the table for Mr. Horing represents compensation earned by him as a director in 2012 prior to the effective date of his resignation.

Stock Ownership Guidelines

On December 21, 2011, we adopted stock ownership guidelines for the members of our Board. Pursuant to these guidelines, each member of the Board must retain ownership of an amount of equity such that the net market value of the vested options, vested or unvested RSUs, restricted stock, or shares of stock held by the Board member is at least equal to 4 times that member’s base annual cash board retainer paid by the Company as of the annual meeting of stockholders. Each Board member shall have five years to accumulate (the “Accumulation Period”) this equity interest from the later of the implementation of this policy and the date such person became a member of the Board. Prior to the end of the Accumulation Period, a Board member must maintain a pro-rata amount of equity securities as of the date of each annual meeting of stockholders. The Board may approve any amendments, waivers or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth information regarding ownership of our common stock as of March 14, 2013, the record date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 14, 2013. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 14, 2013 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of March 14, 2013.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
Over 5% Stockholders:
Entities deemed to be affiliated with BlackRock, Inc. (2)	4,322,176	5.8%
Entities deemed to be affiliated with FMR LLC (3)	9,683,897	12.9
Entities affiliated with Donald C. Yonce (4)	9,689,981	12.9
Named Executive Officers, Directors and Nominees:
Michael J. Berry (5)	198,956	*
Mark Bonham (6)	24,238	*
Steven M. Cakebread (7)	39,902	*
Douglas G. Hibberd (8)	107,642	*
J. Barton Kalsu (9)	130,139	*
J. Benjamin Nye (10)	31,970	*
Ellen F. Siminoff (11)	68,804	*
Roger J. Sippl (12)	48,685	*
Paul Strelzick (13)	188,527	*
Kevin B. Thompson (14)	973,700	1.3
Lloyd G. Waterhouse (15)	40,530	*
All executive officers and directors as a group (12 people) (16)	1,904,251	2.5

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated, the address of each of the named individuals is: c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.
(2)	Pursuant to a Schedule 13G and filed with the SEC on January 30, 2013, BlackRock, Inc. reported that, as of January 30, 2013, it and certain related entities had sole voting and dispositive power over 4,322,176 shares and that its address is 40 East 52nd Street, New York, NY 10022.
(3)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2013, FMR LLC reported that, as of February 14, 2013, it and certain related entities had sole voting power over 49,830 shares and sole dispositive power over 9,683,897 shares and that its address is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2013, Donald Yonce 2007 Trust reported that, as of February 14, 2013, it had sole voting and dispositive power over 5,541,506 shares and that Atlantis SolarWinds, LP had sole voting and dispositive power over 4,148,475 shares and that its address is c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.
(5)	Includes 150,921 shares subject to options exercisable within 60 days of March 14, 2013.
(6)	Includes 17,487 shares subject to options exercisable, and 2,664 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(7)	Includes 32,450 shares subject to options exercisable, and 2,664 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(8)	Includes 88,301 shares subject to options exercisable within 60 days of March 14, 2013.
(9)	Includes 123,362 shares subject to options exercisable within 60 days of March 14, 2013.

(10)	Includes 25,769 shares subject to options exercisable, and 2,664 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(11)	Includes 62,450 shares subject to options exercisable, and 2,664 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(12)	Includes 31,369 shares subject to options exercisable, and 3,579 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(13)	Includes 152,903 shares subject to options exercisable within 60 days of March 14, 2013.
(14)	Includes 809,283 shares subject to options exercisable within 60 days of March 14, 2013.
(15)	Includes 33,786 shares subject to options exercisable, and 2,664 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.
(16)	Includes 1,546,429 shares subject to options exercisable, and 16,899 shares subject to restricted stock units which will vest, within 60 days of March 14, 2013.

Certain Relationships and Related Transactions

Applicable Policies and Procedures

Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. The Company’s Code of Business Ethics and Conduct requires that each employee report to management on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, or using confidential Company information or other corporate assets for personal profit. Members of the Board are also advised to disclose any potential conflict of interest to the full Board.

If a conflict of interest or related person transaction is suspected, it is referred to the Audit Committee Chairman for review. If the Audit Committee Chairman determines that a relationship may be a potential conflict of interest, the Audit Committee Chairman will consult the Nominating Committee Chairman. If both Chairmen agree that a potential conflict of interest may exist, the Audit Committee would review the potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders. In making a determination, the Audit Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arms’-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and executive officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transactions

The following is a description of transactions since January 1, 2012, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Registration Rights Agreement. We entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain stockholders. Subject to the terms of this agreement, entities affiliated with Donald C. Yonce, a beneficial owner of more than 5% of the Company’s common stock, have demand registration rights entitling them to demand that we file a registration statement covering sales of the shares and piggyback registration rights entitling them to request that their shares be covered by a registration statement that we otherwise file. The registration rights agreement was filed as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 19, 2008 and is incorporated by reference herein.

Policies and Procedures for Transactions with Related Parties

Pursuant to its written charter, our Audit Committee reviews and oversees all related person transactions. All of our directors, officers and employees are required to report to the Audit Committee any related person transaction prior to entering into the transaction. The Audit Committee shall review any proposed related person transaction for approval and confirm that they are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

The transaction set forth above was approved in advance by our Board. We believe that such transaction was on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports received or written representations from certain Reporting Persons during 2012, we believe that all Reporting Persons complied with all applicable reporting requirements in 2012.

Code of Business Ethics and Conduct

Our Board adopted a code of business ethics and conduct for all employees, including our executive officers and directors. The code of business ethics and conduct is available without charge upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. The Company will disclose on its website at www.solarwinds.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2013 fiscal year and will present such selection to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on the proposal into consideration when selecting our independent registered public accounting firm in the future. If the selection of PricewaterhouseCoopers LLP is not ratified by you, the Audit Committee may reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote and Recommendation of the Board for Proposal Two

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2012 and 2011. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2012	2011
Audit Fees	$1,018,385	$920,500
Audit-Related Fees	—	—
Tax Fees	110,871	145,048
All Other Fees	—	1,919

Total	$1,129,256	$1,067,467

Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.

Tax Fees. Tax fees include services for tax compliance and research, tax advice, tax planning and technical tax advice.

All Other Fees. All other fees in 2011 consist of the fees for access to an accounting research software service provided by PricewaterhouseCoopers LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2012 audit, the Audit Committee has:

•

reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2012;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards; and

•

received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Steven M. Cakebread (Chair)

Mark Bonham

Roger J. Sippl

Lloyd G. Waterhouse

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Kevin B. Thompson	47	President and Chief Executive Officer
Michael J. Berry	49	Executive Vice President and Chief Financial Officer
Douglas G. Hibberd	48	Executive Vice President, Strategic Operations
J. Barton Kalsu	45	Chief Accountant and Senior Vice President, Finance
Bryan A. Sims	44	Senior Vice President, General Counsel and Secretary
Paul Strelzick	49	Executive Vice President, Worldwide Sales

Kevin B. Thompson—For biographical information, see “Proposal One—Election of Directors—Nominees for Election as Class I Directors at the Annual Meeting.”

Michael J. Berry has served as our Executive Vice President and Chief Financial Officer since November 2011. Mr. Berry joined the Company as Senior Vice President and Chief Financial Officer in March 2010. Prior to this, he most recently served as Executive Vice President, Finance and Accounting, and Chief Financial Officer of i2 Technologies, Inc., a supply chain management software and services company, from August 2005 to January 2011. Prior to this time, he served as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc., a provider of software and services to the retail automotive industry since April 2005. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services.

Douglas G. Hibberd has served as our Executive Vice President, Strategic Operations since January 2013. Prior to such time, Mr. Hibberd served as our Executive Vice President, Engineering from November 2011 to January 2013, our Senior Vice President, Engineering, and General Manager, APAC from January 2011 to November 2011, our Senior Vice President, Engineering from January 2009 to January 2011, and our Vice President, Product Development from August 2006 until January 2009. Prior to joining the Company, Mr. Hibberd was Vice President, Engineering, at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and has received a fundamentals of engineering certification from the National Council of Examiners for Engineering.

J. Barton Kalsu has served as our Chief Accountant and Senior Vice President, Finance since November 2011. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

Bryan A. Sims has served as our Senior Vice President, General Counsel and Secretary since November 2011. Mr. Sims joined the Company as Vice President, General Counsel and Secretary in March 2007. From July 2005 until March 2007, Mr. Sims was Of Counsel at Squire, Sanders & Dempsey, where he was head of the Open Source Software Group and focused on intellectual property, corporate mergers and acquisitions and commercial transactions. From September 2000 until August 2005, Mr. Sims served as a Vice President at Red Hat, Inc. Mr. Sims holds a B.A. in English with a minor in Business Administration/Finance from Howard University and a J.D. from The Ohio State University College of Law.

Paul Strelzick has served as our Executive Vice President, Worldwide Sales, since November 2011. Prior to such time, Mr. Strelzick served as our Senior Vice President, Worldwide Sales from January 2009 to November 2011, our Vice President, Worldwide Sales from January 2008 until January 2009 and as our Vice President, North American Sales from July 2007 until January 2008. Prior to joining the Company, Mr. Strelzick served as Vice President, Sales, for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding our compensation policies, programs and practices during 2012 and, as appropriate, any actions taken since the end of 2012 and prior to the filing of the proxy statement which relate to compensation paid for 2012 for the Company’s (i) principal executive officer, (ii) principal financial officer, and (iii) the three executive officers (other than the principal executive officer and principal financial officer) at year-end who were the most highly compensated executive officers of the Company. For 2012, these individuals (the “NEOs”) were:

•	Kevin B. Thompson, President and Chief Executive Officer;

•	Michael J. Berry, Executive Vice President and Chief Financial Officer;

•	Douglas G. Hibberd, Executive Vice President, Strategic Operations;

•	J. Barton Kalsu, Chief Accountant and Senior Vice President, Finance; and

•	Paul Strelzick, Executive Vice President, Worldwide Sales

The following discussion and analysis of compensation arrangements of the NEOs for 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Program

Our compensation and benefits programs seek to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue our corporate objectives. Our current and proposed compensation programs reflect a mix of cash and equity elements to focus senior executives on not only short-term results, but also long-term success. Our compensation programs are designed to:

•

reflect our compensation philosophy to pay competitively for achieving target levels of performance, with a significant upside opportunity to earn additional compensation for achieving superior results;

•	align the interests of management and stockholders;

•	encourage effective use of resources to achieve corporate objectives;

•	pay for performance by rewarding and differentiating among executives based on the achievement of the Company and targets established by the Compensation Committee; and

•	manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives.

The current compensation program consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options and restricted stock units (“RSUs”). We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our Compensation Program.”

Compensation Philosophy

Based on the recommendation of the Compensation Committee, we have adopted the following compensation philosophy to guide compensation decision-making and program design.

•

Based on the company’s achievement of its targets, we target the total compensation package at the 75th percentile of the Peer Group with the opportunity to earn additional compensation for superior performance;

•

The elements of the total compensation package are designed to reward the executive management team for achieving our Company objectives, with significant upside opportunity for exceeding the performance objectives;

•	The compensation package balances achievement of short-term performance objectives with long-term strategic goals;

•

The compensation package is designed to align the interests of our management with those of our stockholders by paying a significant portion of each executive officer’s total compensation in the form of equity awards; and

•	Our total compensation program is designed to provide compensation opportunities that are competitive with those companies with which we compete for executive talent.

The Compensation Committee expects to review the compensation philosophy, annually, with attention paid to the approval rates of executive compensation by stockholders. In 2012, stockholders voted to approve our executive compensation program by a wide margin, indicating strong approval for the philosophy and overall program. The Compensation Committee reviewed the stockholder voting results and decided to maintain a substantially similar executive compensation program partly in response to the strong approval by stockholders.

The Compensation Committee

The Compensation Committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. Members of the committee are appointed by the Board. Messrs. Horing, Nye, Sippl and Ms. Siminoff served on the Compensation Committee during 2012. Mr. Horing stepped down from the Compensation Committee and Ms. Siminoff became a member of the Compensation Committee effective May 17, 2012. See the section entitled “Corporate Governance—Board Committees—Compensation Committee” for more information regarding the Compensation Committee. The Compensation Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.

Participation of Management in Compensation Decisions

We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from management in an ongoing dialogue with the Compensation Committee and, as appropriate, external advisors regarding internal, external, cultural and business challenges and opportunities facing our Company and our executive officers. In 2012, our President and Chief Executive Officer provided recommendations on executive compensation for our executive officers, including his own compensation. Our President and Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Human Resources attended certain meetings of the Compensation Committee in 2012, but were not present during any discussions related to their own compensation. We expect to continue a similar practice in the future.

Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant to assist it in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The Compensation Committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.

In September 2011, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2012 compensation for our executive officers. In August 2012, in connection with the engagement of Compensia to conduct a review of our executive compensation program for 2013, the Compensation Committee undertook a review of the independence of Compensia including, without limitation, consideration of the factors enumerated in applicable SEC rules. Based on the Compensation Committee’s review, the Compensation Committee concluded that Compensia is independent and that Compensia’s engagement did not raise a conflict of interest.

Compensia conducted a review of total compensation for our executive officers by comparing their compensation to the companies in our 2012 Peer Group. In choosing this list of comparable companies each year, Compensia and the Compensation Committee have considered a number of factors including market capitalization, industry, revenue, growth rate, operating margin in conjunction with revenue growth rate, complexity of operations and tenure as a publicly-traded company. Our President and Chief Executive Officer reviewed this report with the Compensation Committee and provided his recommendations along with other information to the Compensation Committee. The Compensation Committee considered the Compensia report and these recommendations in setting the 2012 compensation for our executive officers.

Competitive Market

Our executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies. The Compensation Committee generally targets total compensation for executives to be at the 75th percentile of the median for the comparable position at comparable companies. Our Compensation Committee chose the same comparable companies used to set our 2012 director compensation, or the 2012 Peer Group listed in “Corporate Governance—Director Compensation—2012 Director Compensation Plan,” as the list of comparable companies used to set 2012 executive compensation.

Components of Our Compensation Program

In setting total compensation, the Compensation Committee seeks to achieve the optimal balance between:

•	fixed and variable (or “at risk”) payments;

•	short- and long-term pay elements; and

•	cash and equity-based elements.

Our compensation program consists of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives and benefits. Each of the components is designed to motivate our executive officers to achieve the overall corporate goals and objectives and to drive the success of our Company. The overall corporate objectives include:

•	increasing new license and maintenance revenue at a high growth rate;

•	disciplined investment in operating expenses to support our growth plans; and

•	generating consistently high non-GAAP operating margins relative to peers.

The Compensation Committee adopted these objectives based on their determination that they represent the key indicators of success for our business. We plan to review these objectives at least annually.

We believe that our compensation programs are designed to support these objectives because the total compensation program places a significant amount of each executive officer’s total potential compensation “at risk” based on corporate performance. Base salary and benefits represented less than half of each NEO’s potential total compensation at target performance levels for 2012. Each component is described in more detail below.

We, initially, review each component separately against similar components of comparable companies in setting the initial value. We, then, evaluate these components on an aggregate basis in order to determine if we have achieved the goal of setting total compensation at the 75th percentile of the median for the comparable position at comparable companies. The Compensation Committee may make adjustments to compensation if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.

Base Salary. We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. We adjust the target base salary for executive officers based upon a number of factors, including overall performance against our financial and strategic plan; overall functional unit expense controls; skills, experience and qualifications; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; internal equity; salaries for the comparable position of the Peer Group; and retention concerns. Achievement of these factors will be measured as a whole.

In November 2011, the Compensation Committee reviewed and discussed the Compensia report demonstrating, among other things, the salaries of similarly-situated officers of the 2012 Peer Group. The Compensation Committee used the data to make a determination on whether base salaries needed to be adjusted for the NEOs. In December 2011, the Compensation Committee approved 2012 base salaries of our NEOs based on Peer Group salaries, performance-based factors and other competitive conditions to be effective on April 1, 2012. The table below shows the 2012 base salaries for our NEOs as of April 1, 2012 and the percentage increase from the NEO’s prior base salary:

NEO	2012 Base Salary	% Increase
Kevin B. Thompson	425,000	21.4%
Michael J. Berry	326,000	0.3
Douglas G. Hibberd (1)	295,129	5.3
J. Barton Kalsu	243,000	5.7
Paul Strelzick	275,000	5.8

(1)	The base salary amount for Mr. Hibberd has been converted to U.S. Dollars (USD) using an average of the daily average exchange rate from Australian Dollars (AUD) to USD for each day during 2012. The average daily exchange rate for this period was 1 AUD = 1.0355 USD.

Cash Bonuses.

Executive Bonus Plan. All of our NEOs participate in our Executive Bonus Plan, which pays cash bonuses upon the achievement of Company performance goals in order to incent management to achieve these performance goals. Our 2012 performance goals were determined by the Compensation Committee based on recommendations from the Board and management, with final review and approval by the Compensation Committee. The performance goals we establish may change from year to year and quarter to quarter as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the Compensation Committee.

In 2012, the Compensation Committee established minimum and maximum quarterly targets for revenue and non-GAAP operating income under our Executive Bonus Plan. The minimum quarterly target and maximum quarterly target for revenue were equal to the low end and high end, respectively, of our financial outlook for revenue in each quarter of 2012. The minimum quarterly target and maximum quarterly target for non-GAAP operating income were based on our financial outlook for non-GAAP operating margin in each quarter of 2012. By selecting these targets based on our outlook, we believe that they were challenging, but achievable, for the executives with excellent execution of our plan, and provided the proper incentives to our NEOs to execute at a high level in order to achieve results consistent with our financial outlook.

In 2012, each NEO’s quarterly bonus was weighted as follows: 65% based on our achievement of the revenue targets and 35% based on our achievement of the non-GAAP operating income targets. After the end of each quarter in 2012, we measured our achievement of the established targets separately based on the actual total revenue and non-GAAP operating income amounts publicly reported for the quarter. If the Company achieved the minimum target for either metric, each NEO would be paid 80% of the portion of their target bonus attributable to that metric. If the Company achieved or exceeded the maximum target for either metric, each NEO would be paid 100% of the portion of their target bonus attributable to that metric. Above the minimum quarterly target and below the maximum target for each metric, the NEO would receive a prorated percentage of that portion of the NEO’s target bonus attributable to that metric as follows:

80% + (20% * (actual quarterly amount—minimum quarterly target amount) / (maximum quarterly target amount—minimum quarterly target amount))

The maximum amount payable to our NEOs under our Executive Bonus Plan for any quarter was 100% of the NEO’s quarterly target bonus although our NEOs became eligible to be paid a supplemental bonus as described below under “—Supplemental Bonus” to the extent that we exceeded our maximum annual revenue target and annual non-GAAP operating income target for the full year of 2012.

Our targets and actual revenue and non-GAAP operating income amounts for each quarter of 2012 were as follows (amounts are in millions):

2012 Period	Minimum Revenue Target	Maximum Revenue Target	Actual Revenue
First Quarter	$55.5	$56.7	$59.7
Second Quarter	59.0	60.2	64.0
Third Quarter	66.0	68.5	71.7
Fourth Quarter	69.3	70.8	73.5

2012 Period	Minimum Non-GAAP Operating Income Target	Maximum Non-GAAP Operating Income Target	Actual Non-GAAP Operating Income
First Quarter	$27.2	$27.8	$31.6
Second Quarter	29.5	30.1	34.3
Third Quarter	33.0	34.9	39.6
Fourth Quarter	34.7	36.1	39.4

In each of the four quarters of 2012, the Company exceeded the maximum targets for each of revenue and non-GAAP operating income. We paid quarterly bonus payments pursuant to our Executive Bonus Plan to our participating NEOs equal to their target bonus amounts.

In 2012, annual target bonus levels for our participating NEOs under the Executive Bonus Plan ranged from approximately $107,000 to $450,000. Actual target bonus amounts for 2012 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2012.” As a result of the Compensia study, the Compensation Committee approved an increase to the target bonus awards in 2012 for all of our NEOs. All adjustments to the target bonus awards were effective April 1, 2012, and were made to bring each NEO’s target bonus amount to comparable target bonuses in the 2012 Peer Group. Actual bonuses earned in 2012 under the Executive Bonus Plan are shown below under “Executive Compensation—Summary Compensation Table” in the “Non-equity Incentive Plan Compensation” column. The table below shows the quarterly target bonus amounts for our participating NEOs in 2012:

Participating NEO	First Quarter 2012 Target Bonus	Quarterly Target Bonus for Each of the Second, Third and Fourth Quarters of 2012
Kevin B. Thompson	$100,000	$112,500
Michael J. Berry	50,000	53,000
Douglas G. Hibberd (1)	36,243	36,891
J. Barton Kalsu	25,000	27,250
Paul Strelzick	65,000	68,750

(1)	The bonus amounts for Mr. Hibberd have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2012. The average daily exchange rate for this period was 1 AUD = 1.0355 USD.

Supplemental Bonus. In addition to payments under our Executive Bonus Plan, each NEO also became eligible to be paid a supplemental cash bonus up to his annual target bonus amount under the Executive Bonus Plan to the extent that the Company exceeded the maximum annual revenue target and an annual non-GAAP operating income target for the full year of 2012. The Compensation Committee set target amounts for these annual Company performance goals based on the annual operating plan approved by the Board in the first quarter of 2012. These target amounts were subsequently adjusted for the projected impact of acquisitions consummated after approval of the annual operating plan. By selecting these targets based on our annual operating plan, we believed that they were challenging, but achievable, for the executives with excellent execution of our plan. The supplemental bonus plan reflects our pay for performance philosophy and is balanced with the interests of our stockholders. Accordingly, we retain at least 67% of any incremental non-GAAP operating margin in excess of the annual target as profit for the benefit of our stockholders.

We exceeded the annual revenue target and an annual non-GAAP operating income target for the full year of 2012 and the Compensation Committee elected to pay a supplemental bonus to each NEO equal to 100% of the NEO’s target annual bonus amount. Actual supplemental bonuses earned in 2012 are shown below under “Executive Compensation—Summary Compensation Table” in the “Bonus” column.

Long-Term Incentives. We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. Our 2008 Equity Incentive Plan (the “2008 Plan”), which became effective in May 2009 upon our initial public offering, allows for the grant of stock options, RSUs, restricted stock and other stock-based awards. We have historically granted stock option awards and RSUs to our NEOs.

•

Stock Options: Options only have value to recipients if the stock price increases over the exercise price. The exercise price is equal to the fair market value of the Company’s common stock on the grant date, which is the closing price of our common stock as reported by the NYSE. Options granted to our NEOs prior to 2012 typically vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Options granted to our NEOs in 2012 vest one sixtieth (1/60th) each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

•

Restricted Stock Units: RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they are subject to vesting. RSUs granted to our NEOs prior to 2012 typically vest over four years, on each anniversary of the vesting commencement date, subject to continued service through each applicable date. RSUs granted to our NEOs in 2012 vest over five years, on each anniversary of the vesting commencement date, subject to continued service through each applicable date.

Until May 2009, we granted stock options upon hire to each of our NEOs under our Amended and Restated Stock Incentive Plan (“2005 Plan”), which was terminated in May 2009 for purposes of granting any future equity awards. After May 2009, we granted all equity awards under our 2008 Equity Incentive Plan (the “2008 Plan”), which became effective in May 2009 upon our initial public offering. The size and terms of the initial option grant made to each NEO upon joining our Company are primarily to attract experienced executives with established records of success, and are based on competitive conditions applicable to the NEO’s specific position, as well as his or her experience and compensation requirements relative to our executive officers then employed.

In 2012, we made an annual grant of equity-based incentives in the first quarter of the year. We currently expect to continue to make annual grants of equity-based incentives to our NEOs in the future. These equity grants are designed to reward past performance and to foster retention of our NEOs. Our Compensation Committee determined the appropriate amounts based on a number of factors, including the outstanding and unvested equity awards of each NEO and equity awards received by similarly situated officers in the 2012 Peer Group. In addition, the Compensation Committee evaluated each NEO’s overall performance by evaluating Company performance factors such as achievement of our financial and strategic plan and other business objectives, as well as the NEO’s organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility. The annual grant of equity-based incentives for 2012 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2012.”

We choose to grant RSUs in addition to stock options to improve the retention value of our equity awards. We expect any future awards to our NEOs to continue to consist of a mix of stock options and RSUs as measured by value, but not necessarily in the same value amounts and equity mix as in 2012.

Benefits. Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly-located employees.

We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $17,000 in 2012, whichever is less, and contribute that amount to the 401(k) plan. In 2012, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown below under “Executive Compensation—Summary Compensation Table” in the column “All Other Compensation.”

We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.

Accounting and Tax Considerations

Section 162(m) of the Code sets a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers, other than the Chief Financial Officer, that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit.

Although the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Compensation Policies and Practices and Our Risk Management

We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the Compensation Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of industry-leading revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

Compensation Committee Interlocks and Insider Participation

Ms. Siminoff, Messrs. Horing, Nye and Sippl served as members of the Compensation Committee in 2012. Mr. Horing resigned from the Compensation Committee effective May 17, 2012 and Ms. Siminoff became a member of the Compensation Committee effective May 17, 2012. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Compensation Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, as members of the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

J. Benjamin Nye (Chair)

Ellen F. Siminoff

Roger J. Sippl

Summary Compensation Table

The following table provides information regarding the compensation earned in 2010, 2011 and 2012 by our NEOs.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Kevin B. Thompson	2012	$406,250	$437,500	$2,231,132	$2,630,573	$437,500	$10,000		$6,152,955
President and Chief Executive Officer	2011	$350,000	$281,250	$1,065,186	$1,012,569	$375,000	$23,261	(6)	$3,107,266
	2010	341,667	97,500	700,077	699,762	192,750	9,800		2,041,556

Michael J. Berry	2012	325,750	209,000	784,840	925,806	209,000	10,000		2,464,396
Executive Vice President and Chief Financial Officer	2011	325,000	150,000	272,816	258,971	200,000	13,706	(7)	1,220,493
	2010	284,375	65,000	339,660	3,256,020	105,250	88,577		4,138,882

Douglas G. Hibberd (8)	2012	291,246	145,739	875,994	1,033,388	146,917	65,599	(9)	2,558,883
Executive Vice President, Strategic Operations	2011	276,306	106,827	266,798	253,939	149,305	39,611	(10)	1,092,786
	2010	261,250	45,500	349,095	349,881	86,463	9,800		1,101,989

J. Barton Kalsu	2012	239,750	107,000	226,006	267,414	106,750	10,000		956,920
Chief Accountant and Senior Vice President, Finance	2011	228,000	76,125	158,474	—	101,500	18,338	(11)	582,437
	2010	220,250	34,450	100,011	100,429	66,710	9,800		531,650

Paul Strelzick	2012	271,250	271,250	988,926	1,166,487	271,250	10,000		2,979,163
Executive Vice President, Worldwide Sales	2011	252,500	189,375	533,596	506,239	250,200	18,646	(12)	1,750,556
	2010	225,423	61,928	349,095	349,881	160,126	9,800		1,156,253

(1)	The amounts reported in this column for 2012 represent the supplemental bonuses paid upon the Company’s achievement of its annual revenue and non-GAAP operating income targets for the full year 2012. For a detailed discussion of these supplemental bonuses, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Supplemental Bonus.”
(2)	The amounts reported in this column relate to grants of restricted stock units and reflect the grant date fair value of awards computed in accordance with ASC Topic 718. Details regarding these 2012 stock awards can be found in the table “Grants of Plan-Based Awards in 2012” and details regarding the 2011 and 2010 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2012.”
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2012 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Details regarding these 2012 option awards can be found in the table “Grants of Plan-Based Awards in 2012” and details regarding the 2011 and 2010 option awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2012.”
(4)	The amounts reported in this column represent the cash bonuses paid under the Company’s Executive Bonus Plan. For a detailed discussion of these bonuses, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Executive Bonus Plan.”
(5)	Unless otherwise noted, the amount reported in this column represents employer contributions to employees’ 401(k) retirement plan.
(6)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $13,461 for unused vacation time.
(7)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $3,906 for unused vacation time.
(8)	All cash compensation amounts paid to Mr. Hibberd in 2011 and 2012 have been converted from AUD to USD using an average of the daily average exchange rate from AUD to USD for each day during the applicable period. The average daily exchange rate for February 15, 2011 to December 31, 2011 was 1 AUD = 1.0377 USD. The average daily exchange rate for 2012 was 1 AUD = 1.0355 USD.

(9)	Represents an employer contribution to Mr. Hibberd’s superannuation fund in 2012 in compliance with the Australian minimum compulsory superannuation laws.
(10)	Includes an employer contribution of $30,820 to Mr. Hibberd’s superannuation fund in 2011 in compliance with the Australian minimum compulsory superannuation laws and a one-time payment of $8,791 for unused vacation time.
(11)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $8,538 for unused vacation time.
(12)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $8,846 for unused vacation time.

Grants of Plan-Based Awards in 2012

The following table provides information regarding grants of plan-based awards to each of our NEOs in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Per Share Exercise Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold	Target
Kevin B. Thompson	1/1/12	28,000	100,000	—	—	—	—
	1/4/12	—	—	—	179,160	28.03	2,630,573
	1/4/12	—	—	79,598	—	—	2,231,132
	4/1/12	31,500	112,500	—	—	—	—
	7/1/12	31,500	112,500	—	—	—	—
	10/1/12	31,500	112,500	—	—	—	—

Michael J. Berry	1/1/12	14,000	50,000	—	—	—	—
	1/4/12	—	—	—	63,023	28.03	925,806
	1/4/12	—	—	28,000	—	—	784,840
	4/1/12	14,840	53,000	—	—	—	—
	7/1/12	14,840	53,000	—	—	—	—
	10/1/12	14,840	53,000	—	—	—	—

Douglas G. Hibberd	1/1/12	10,170	36,320	—	—	—	—
	1/4/12	—	—	—	70,342	28.03	1,033,388
	1/4/12	—	—	31,252	—	—	875,994
	4/1/12	10,329	36,891	—	—	—	—
	7/1/12	10,329	36,891	—	—	—	—
	10/1/12	10,329	36,891	—	—	—	—

J. Barton Kalsu	1/1/12	7,000	25,000	—	—	—	—
	1/4/12	—	—	—	18,147	28.03	267,414
	1/4/12	—	—	8,063	—	—	226,006
	4/1/12	7,630	27,250	—	—	—	—
	7/1/12	7,630	27,250	—	—	—	—
	10/1/12	7,630	27,250	—	—	—	—

Paul Strelzick	1/1/12	18,200	65,000	—	—	—	—
	1/4/12	—	—	—	79,411	28.03	1,166,487
	1/4/12	—	—	35,281	—	—	988,926
	4/1/12	19,250	68,750	—	—	—	—
	7/1/12	19,250	68,750	—	—	—	—
	10/1/12	19,250	68,750	—	—	—	—

(1)	Represents the formulaic quarterly awards under the Executive Bonus Plan for all NEOs. For a detailed discussion of the quarterly threshold amounts and target bonus amounts, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses.” The maximum amount for awards under the Executive Bonus Plan was equal to 100% of the quarterly target bonus amounts. All estimated future payout amounts for Mr. Hibberd have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2012. The average daily exchange rate for this period was 1 AUD = 1.0355 USD. Actual payouts to Mr. Hibberd were paid in AUD and the payout amount converted to USD based on the same exchange rate can be found in the table “Summary Compensation Table.”
(2)	Represents restricted stock units granted under our 2008 Plan on the dates set forth in this table. The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(3)

Represents stock option awards granted under our 2008 Plan on the dates set forth in this table. One sixtieth (1/60th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date. The options have a maximum term of ten years.

(4)	Value was based on the per share fair market value of our common stock on the date of grant, which was the closing price of our common stock as reported by the NYSE.
(5)	The amounts reported in this column represent the aggregate grant date fair value of the option awards computed in accordance with ASC Topic 718.

Outstanding Equity Awards as of December 31, 2012

The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of December 31, 2012.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Kevin B. Thompson	57,367		—	2.69	7/26/2016	—		—
	79,514		—	2.69	10/2/2016	—		—
	75,000		—	4.06	7/26/2017	—		—
	210,000		—	4.35	11/14/2017	—		—
	291,970		26,547	10.00	4/23/2019	—		—
	45,899		18,901	18.87	2/25/2020	—		—
	44,945		48,855	20.06	1/4/2021	—		—
	32,846	(3)	146,314	28.03	1/4/2022	—		—
	—		—	—	—	18,550		972,948
	—		—	—	—	39,825		2,088,821
	—		—	—	—	79,598	(4)	4,174,915

Michael J. Berry	101,247		93,753	18.97	2/16/2020	—		—
	11,499		12,501	20.06	1/4/2021	—		—
	11,554	(3)	51,469	28.03	1/4/2022	—		—
	—		—	—	—	9,000		472,050
	—		—	—	—	10,200		534,990
	—		—	—	—	28,000	(4)	1,468,600

Douglas G. Hibberd	19,472		—	4.35	11/14/2017	—		—
	58,596		9,017	10.00	4/23/2019	—		—
	1,350		9,451	18.87	2/25/2020	—		—
	979		12,240	20.06	1/4/2021	—		—
	2,345	(3)	57,446	28.03	1/4/2022	—		—
	—		—	—	—	9,250		485,163
	—		—	—	—	9,975		523,189
	—		—	—	—	31,252	(4)	1,639,167

Paul Strelzick	25,450		—	4.35	10/25/2017	—		—
	36,000		—	4.48	1/23/2018	—		—
	40,937		3,723	10.00	4/23/2019	—		—
	22,949		9,451	18.87	2/25/2020	—		—
	22,472		24,428	20.06	1/4/2021	—		—
	14,558	(3)	64,853	28.03	1/4/2022	—		—
	—		—	—	—	9,250		485,163
	—		—	—	—	19,950		1,046,378
	—		—	—	—	35,281	(4)	1,850,488

J. Barton Kalsu	41,797		—	4.35	10/25/2017	—		—
	24,000		—	4.48	1/23/2018	—		—
	45,820		4,167	10.00	4/23/2019	—		—
	6,587		2,713	18.87	2/25/2020	—		—
	3,327	(3)	14,820	28.03	1/4/2022	—		—
	—		—	—	—	2,650		138,993
	—		—	—	—	5,925		310,766
	—		—	—	—	8,063	(4)	422,904

(1)	Unless otherwise noted, the option awards granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.
(2)	Unless otherwise noted, the stock awards granted to our NEOs are restricted stock units that vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.
(3)	One sixtieth (1/60th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.
(4)	The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

Option Exercises During 2012

The following table presents certain information regarding stock options exercised by our NEOs and RSUs owned by our NEOs that settled in 2012. The value realized upon the exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized upon the settlement of RSUs is equal to the closing market price of our common stock on the date of settlement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Kevin B. Thompson	240,000	9,373,344	22,550	732,618
Michael J. Berry	60,000	1,675,679	7,900	270,217
Douglas G. Hibberd	71,711	2,453,791	7,950	272,974
J. Barton Kalsu	60,000	2,481,422	3,300	106,862
Paul Strelzick	72,000	2,617,268	11,275	366,173

Trading Plans

We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. Upon an executive officer entering into a trading plan, we restrict the number of shares eligible to be sold by each executive officer to a set percentage of the officer’s aggregate equity holdings in the Company. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, all of our executive officers had an active trading plan.

Employment Agreements with Our Executive Officers

We have entered into employment agreements (“Employment Agreements”) with each of our executive officers. Pursuant to the Employment Agreements, each executive officer is paid a base salary, eligible for bonus compensation and entitled to participate in all employee benefit plans and vacation policies applicable to employees resident in the same jurisdiction and reimbursement of business expenses. In addition, we agreed to provide each executive officer with certain payments and benefits in the event of his termination of employment. If the executive officer is terminated for “cause” or upon his voluntary resignation, he will be entitled to receive any base salary earned but not paid through the date of his termination, any earned but unpaid bonus, and any pay for vacation time accrued but not used.

If the executive officer is terminated other than for “cause,” he will be entitled to receive (i) a lump sum cash severance amount equal to six (6) months of his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Sims and Strelzick and 12 months of his then current annual base salary in the case of Messrs. Berry and Thompson, (ii) any earned but unpaid incentive compensation payments, and (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA. Mr. Hibberd is not entitled to any reimbursement of health and dental care premiums as he and his family are residents of Australia with government-sponsored health care. Mr. Berry is also entitled to receive these severance payments in the event of a “constructive termination.” These severance payments following termination of employment are conditioned upon the executive officer’s signing a release of claims within 74 days of his termination date and not later revoking the release of claims.

Furthermore, pursuant to the Employment Agreements, if the executive officer is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding stock option, restricted stock and restricted stock unit awards would fully vest and he would be entitled to receive (i) any accrued but unpaid salary, vacation or bonus payment, (ii) a lump sum cash severance amount equal to his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Sims and Strelzick, 18 months of his then current annual base salary in the case of Mr. Berry and twice his then current annual base salary in the case of Mr. Thompson, (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.

A termination for “cause” occurs under the Employment Agreements if an executive officer’s employment is terminated for any of the following reasons: (i) continued substantial violations of his employment duties or willful disregard of commercially reasonable and lawful directives from his managing executive after the executive officer has received sufficient written demand for performance; (ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business; (iii) material breach of his employment agreement; or (iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property. However, the events in (i) and (iii) will not constitute “cause” if fully cured by the executive officer within 15 days of his receiving notice in the case of Messrs. Hibberd, Kalsu, Sims, Strelzick and Thompson and 30 days in the case of Mr. Berry.

Pursuant to the Employment Agreements, “constructive termination” occurs upon any of the following without the executive officer’s express written consent: (i) a material reduction of the powers and duties of employment of the executive officer resulting in a material decrease in his responsibilities; (ii) a material reduction in the executive officer’s pay; (iii) a failure to provide directors’ and officers’ liability insurance coverage for the executive officer; or (iv) a material change in the geographic location of the executive officer’s primary work facility or location. However, no act or event will constitute a “constructive termination” if the Company fully cures that act or event within 30 days of receiving notice from the executive officer. “Change of control” is defined as a transaction or series of transactions where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Company’s common stock shall not be deemed a change of control.

Each executive officer also agreed that during the executive officer’s employment and for one year thereafter, the executive officer will not engage in any activity that is competitive with the Company. Pursuant to the Employment Agreements, each executive officer except for Mr. Hibberd further agreed that during the executive’s employment and for 12 months thereafter in the case of the executive officer’s resignation or six months thereafter in the case of an involuntary termination of the executive officer for any reason, the executive officer may not solicit any of our employees or customers or seek to persuade any customer or prospect to conduct business elsewhere if that business could reasonably be expected to be conducted with us. Pursuant to the employment agreement with Mr. Hibberd, he may not solicit any of our employees or customers as stated above, but the period lasts throughout employment and for 12 months thereafter in all cases.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements, described immediately above, that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and in the event of a “constructive termination.” The following table provides the total dollar value of the compensation that would be paid to each of our NEOs in the event of his or her termination following a change in control, as well as other events resulting in termination of employment, as of December 31, 2012.

	Severance Other Than for Cause		Change in Control
Kevin B. Thompson	Cash payment equal to 12 months of current annual salary	$425,000	Benefits equal to severance other than for cause	$992,020
	Bonus amounts earned in 2012 but not paid as of December 31, 2012	550,000	Full vesting in all outstanding equity awards (2)	14,153,701
	12 months of health and dental premiums (1)	17,020	Additional cash payment equal to 12 months of current annual salary	425,000

	Total	$992,020	Total	$15,570,721

Michael J. Berry	Cash payment equal to 12 months of current annual salary	$326,000	Benefits equal to severance other than for cause	$605,020
	Bonus amounts earned in 2012 but not paid as of December 31, 2012	262,000	Full vesting in all outstanding equity awards (2)	7,276,271
	12 months of health and dental premiums (1)	17,020	Additional cash payment equal to 6 months of current annual salary	163,000

	Total	$605,020	Total	$8,044,291

Douglas G. Hibberd	Cash payment equal to 6 months of current annual salary	$147,564	Benefits equal to severance other than for cause	$440,220
	Bonus amounts earned in 2012 but not paid as of December 31, 2012	292,656	Full vesting in all outstanding equity awards (2)	5,146,940
			Additional cash payment equal to 6 months of current annual salary	147,564

	Total	$440,220	Total	$5,734,724

J. Barton Kalsu	Cash payment equal to 6 months of current annual salary	$121,500	Benefits equal to severance other than for cause	$272,771
	Bonus amounts earned in 2012 but not paid as of December 31, 2012	134,250	Full vesting in all outstanding equity awards (2)	1,502,559
	12 months of health and dental premiums (1)	17,020	Additional cash payment equal to 6 months of current annual salary	121,500

	Total	$272,771	Total	$1,896,829

Paul Strelzick	Cash payment equal to 6 months of current annual salary	$137,500	Benefits equal to severance other than for cause	$494,520
	Bonus amounts earned in 2012 but not paid as of December 31, 2012	340,000	Full vesting in all outstanding equity awards (2)	6,232,368
	12 months of health and dental premiums (1)	17,020	Additional cash payment equal to 6 months of current annual salary	137,500

	Total	$494,520	Total	$6,864,388

*	All cash payments other than health and dental premiums would be one-time lump sum payments made as soon as practicable after termination. Health and dental premiums would be paid by the Company as they become due to the relevant provider.

(1)	Health and Dental Premiums: Value is equal to the total premium amount that would be contributed by the officer and by the Company to the officer’s health and dental insurance coverage for 12 months after termination as of December 31, 2012.
(2)	Vesting in all outstanding equity awards: Value represents the gain the executive officer would receive, calculated as (i) the difference between the stock price on December 31, 2012 and the grant price in the case of unvested options or (ii) the stock price on December 31, 2012 for unvested restricted stock units. The stock price on December 31, 2012 was $52.45 per share.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered into agreements to indemnify our current directors and executive officers and expect to continue to enter into agreements to indemnify any future directors and executive officers and such other employees as may be determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance for our directors and executive officers.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement reflects the Company’s goals of linking Company performance with executive compensation. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of the Company’s stockholders.

This proposal (the “say-on-pay proposal”) gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. At the Company’s 2011 annual meeting of stockholders, our stockholders approved a recommendation that the say-on-pay proposal be held once every year. Our Board reviewed the results of the vote and determined to hold a vote on this say-on-pay proposal in 2012 and 2013. We currently anticipate holding a vote on a similar say-on-pay proposal each year.

Required Vote and Recommendation of the Board for Proposal Three

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting.

Our Board recommends that you vote FOR approval of the above resolution.

PROPOSAL FOUR: ADJOURNMENT OR POSTPONEMENT OF ANNUAL MEETING

This proposal permits stockholders who are present at the annual meeting, either in person or by proxy, to provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three. If a quorum is not present, we may ask our stockholders to vote only upon the adjournment proposal for the purpose of soliciting additional proxies. If a quorum is present, we may ask our stockholders to vote only on the adjournment proposal and not on any of Proposals One through Three or on one or more, but not all, of the Proposals and adjourn the annual meeting with respect to one or more of the Proposals for the purpose of soliciting additional proxies for the Proposals not voted on.

We currently do not intend to propose adjournment of the annual meeting if there are sufficient votes to approve each of Proposal One through Three.

Required Vote and Recommendation of the Board for Proposal Four

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting.

Our Board recommends that you vote FOR approval of the above resolution.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.solarwinds.com.

The Board of Directors of SolarWinds, Inc.

Austin, Texas

March 28, 2013

SOLARWINDS, INC. 3711 SOUTH MOPAC EXPRESSWAY BUILDING TWO AUSTIN, TX 78746 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials or conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01 J. Benjamin Nye 02 Kevin B. Thompson
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
3.

Approve, on a non-binding basis, the Company’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.

							☐	☐	☐
4

Provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three.

							☐	☐	☐
NOTE: And to transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

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SOLARWINDS, INC.

Annual Meeting of Stockholders

May 9, 2013 8:30 AM CDT

This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of SolarWinds, Inc. (the “Company”) hereby appoint(s) Kevin B. Thompson and Michael J. Berry, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of the Company’s common stock that the stockholder(s) is/are entitled to vote at the Company’s annual meeting of stockholders to be held at 8:30 AM, CDT on May 9, 2013, at the Four Seasons Hotel at 98 San Jacinto Blvd., Austin, TX 78701, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side